Exhibit 99.1

Longeveron Inc. Provides Corporate Update and Reports First Quarter 2021 Financial Results

Miami, Florida - May 14th, 2021— Longeveron Inc. (NASDAQ: LGVN) ("Longeveron" or "Company"), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, today provided a business update regarding a number of ongoing clinical trials, and also reported its financial results for the first quarter ended March 31, 2021.

“Aging is the number one risk factor for chronic disease,” said Geoff Green, CEO. “Stem cell exhaustion, cellular senescence, and chronic inflammation, together referred to as “inflammaging”, compromises our ability to repair and regenerate damaged tissues and organs. Inflammaging is linked to the rise of progressive chronic diseases such as Alzheimer’s disease and Aging Frailty. Our focus since day one has been to develop safe and effective allogeneic cell therapy solutions for the treatment and prevention of these diseases.”

In April, Longeveron announced the results of its Phase 1 Alzheimer’s disease clinical study, and the Company has confirmed that it currently remains on track to initiate a Phase 2 study in the second half of the year. The Company has submitted the data for publication and plans to present at the 2021 Alzheimer’s Association International Conference (AAIC). The Phase 1 study was funded in part by an Alzheimer’s Association Part the Cloud Challenge on Neuroinflammation research grant award.

Additionally, Longeveron has re-iterated that it expects to announce top-line results from its two recently completed US Phase 2 Aging Frailty trials in the third quarter of this year. The Company plans to present the data at the 2021 International Conference on Frailty & Sarcopenia Research (ICFSR) on September 29th. ICFSR’s scientific committee has invited the Company to present the data during a round table presentation. In addition, the Company has been invited to deliver oral presentations on trial design for its Phase 1/2 Aging Frailty and Influenza Vaccine trial (HERA Trial), and its Phase 2 Japanese Aging Frailty trial at the ICFSR conference.

Alzheimer’s Disease Phase 1 Study:

•	Lomecel-B well tolerated: Single peripheral intravenous infusion of Lomecel-B was well-tolerated, with no treatment-related serious adverse events (SAEs) reported throughout the 1-year follow-up, and no indication of amyloid-related imaging abnormalities (ARIA) as assessed by magnetic resonance imaging (MRI).

•	Low dose Lomecel-B shows evidence of slowing of cognitive decline: The Mini-Mental State Exam (MMSE) score, a measure of cognitive function, declined more slowly in the low-dose Lomecel-B group compared to the placebo group. At 13 and 39 weeks after infusion, low-dose Lomecel-B group MMSE score was significantly higher (better) compared to placebo (13 week mean difference of 2.69 ± 1.39 points; p=0.0182; 2-sided 95% CI 0.51 – 4.97; 39 week mean difference of 3.25 ± 1.66 points; p=0.0236; 2-sided 95% CI 0.59 – 7.14 ).

•	Additional significant differences were observed at various time points between low dose Lomecel-B compared to placebo in the Alzheimer's Disease Cooperative Study Activities of Daily Living (ADCS-ADL) test and the Quality of Life in Alzheimer Disease (QOL-AD) test.

A summary of Phase 1 trial results can be found on Longeveron’s website www.longeveron.com.

About the planned Phase 2 Alzheimer’s disease Clinical Trial:

Longeveron plans to initiate a Phase 2 trial of Lomecel-B infusion in mild Alzheimer’s disease subjects in the second half of 2021. The study is expected to be a randomized, placebo-controlled, multidose trial designed to further evaluate biomarkers, change in cognitive function, and other disease-specific endpoints. Additional details about trial design, endpoints and target enrollment will be provided once the protocol is finalized.

Aging Frailty Clinical Trials

•	Results from two Aging Frailty trials expected in third quarter 2021: Longeveron plans to announce the top line safety and efficacy results from both the US Phase 2b Aging Frailty trial, and the US Phase 1/2 Influenza Vaccine Aging Frailty trial in the third quarter of 2021.

Phase 2 Japanese Aging Frailty trial: The planned Japanese Aging Frailty clinical trial is on track to initiate in the second half of 2021. Trial planning continues with our clinical partners at the National Center for Geriatrics & Gerontology, and Juntendo University Hospital, and the services of a Japan-based Contract Research Organization have been engaged.

Update on Other Lomecel-B Clinical Programs:

•	Lomecel-B for Hypoplastic Left Heart Syndrome (HLHS): The Company plans to report the final results of the Phase 1 HLHS trial in the second quarter of 2021. The Phase 2 randomized, placebo-controlled multicenter trial is on track to initiate in the third quarter of 2021. The Phase 2 trial is funded by a grant award from National Heart, Lung and Blood Institute (NHLBI).

•	Lomecel-B for Acute Respiratory Distress Syndrome due to COVID 19 Infection: The Phase 1 trial continues to screen and enroll subjects, and is anticipated to continue through 2021, with results in 2022. The Phase 1 trial is funded in part by a grant award from Maryland’s TEDCO.

Upcoming Conferences

As previously announced, Longeveron has been selected to present at the 2021 World Stem Cell Summit taking place virtually on June 14-18, in combination with the Wake Forest Institute for Regenerative Medicine (WFIRM) and Regenerative Medicine Foundation (RMF). Dr. Joshua Hare, Co-Founder and Chief Science Officer, is scheduled to present in a session titled “The Longevity Agenda: Canceling the Pathologies of Aging.” Longeveron will also provide a pre-recorded 4-5 minute presentation as part of the Investment & Commercialization Forum Track of the Summit.

Financial Results for First Quarter Ended March 31, 2021

Revenue: Revenue was $0.4 million compared to $1.7 million in the same period in 2020. The difference was due to a decrease in clinical trial revenue and grant revenue, as follows:

•	Clinical trial revenue, which derives from the Company’s Bahamas Registry Trial, was $0.2 million compared to $0.8 million in the same period in 2020, a decrease of $0.6 million, or 78%. Participation in the Bahamas Registry Trial continues to be negatively impacted by the COVID-19 pandemic-related travel concerns.

•	First quarter 2021 grant revenue was $0.2 million compared to $0.9 million in the same period in 2020, a decrease $0.7 million, or 78%, compared to the same period in 2020. The reduction in grant revenue resulted from less research grant funds being available, as various Company clinical trial programs concluded in the quarter.

R&D Expenses: Research and development expenses were $1.4 million compared to $0.3 million for the same period in 2020. The increase of $1.1 million, or 367%, was primarily due to an increase in research and development expenses that were not reimbursable by grants; including $0.4 million of equity-based compensation recorded for the RSUs granted.

G&A Expenses: General and administrative expenses were $2.2 million compared to $0.7 million for the same period in 2020. The increase of approximately $1.5 million, or 221%, was primarily related to an increase for compensation, insurance and professional expenses incurred during the current period; including $0.8 million of equity-based compensation recorded for the RSUs granted.

Net Loss: Net loss was $3.1 million compared to $0.2 million for the same period in 2020.

Cash: Cash on hand was $24.5 million compared to $0.8 million as of December 31, 2020. The increase in cash period over period was the result of the completion of the Company’s initial public offering (IPO) in February of 2021.

Financial Outlook

Cash in the first quarter of 2021 was increased by the $29.1 million (gross) in funds received from the IPO. As of March 31, 2021, the Company’s cash position was $24.5 million. The Company believes, based on the current operating plan and financial resources, that existing cash on hand will be sufficient to cover expenses and capital requirements through at least the fourth quarter of 2022.

Conference Call and Webcast

Management will host a conference call today at 8:30 a.m. Eastern Time to discuss the Company’s first quarter 2021 financial results and provide a business update.

The conference call will be available via telephone by dialing toll free 1-844-200-6205 for U.S. callers; 1-646-904-5544 for local callers; or +44 20-8068-2558 for international callers and using entry code 460592. You may also pre-register for the event. A webcast of the call may be accessed here or on the Company’s website at https://www.longeveron.com/.

An audio replay of the of the call will be available through May 21, 2021 and can be accessed here and by entering the access code: 402451, and will remain online for one year through May 14, 2022.

About the Longeveron Alzheimer’s Phase 1 Trial:

Funded in part by an Alzheimer’s Association “Part the Cloud Challenge on Neuroinflammation” grant, the Longeveron Alzheimer’s Phase 1 trial was a randomized, placebo-controlled double-blind trial designed to evaluate the safety and efficacy of intravenous (i.v.) administration of Lomecel-B, an allogeneic bone marrow-derived medicinal signaling cell (MSC) product, in subjects with mild Alzheimer’s disease. This randomized, placebo-controlled, double-blind trial enrolled a total of 33 subjects. Subjects were randomized to receive a single peripheral intravenous infusion of Lomecel-B 20 million cells (“low-dose”; (n=15)), Lomecel-B 100 million cells (“high-dose”; n=10)), or placebo (n=8), and followed for 52 weeks post-infusion. Subjects were followed for 52 weeks post-infusion.

About the US Phase 2b Aging Frailty Trial:

The primary objective of this multi-center study is to assess the effect of Lomecel-B treatment on exercise tolerance and endurance via the six-minute walk test (6MWT). Additional endpoints included gait speed, grip strength, short physical performance battery (SPPB), Performance Oriented Mobility Assessment (POMA; measures subject’s risk of falling), the Falls Efficacy Scale (measures subject’s fear of falling), depression, sexual function, cognition, and various patient reported outcomes (PROs) and activities of daily living (ADLs), and blood-based biomarkers. 149 subjects were randomized to receive a single peripheral intravenous infusion of Lomecel-B (25 million cells, 50 million cells, 100 million cells or 200 million cells), or placebo, followed by a 52-week observation period to evaluate safety and efficacy. The Phase 2b trial was conducted at 8 hospitals and clinics, primarily in South Florida, including the Miami VA Healthcare System, and was funded by a Small Business Administration Grant (SBIR) grant from the NIH’s National Institute on Aging (NIA).

About the US Phase 1/2 Aging Frailty Influenza Vaccine Trial (“HERA” Study):

The HERA trial was designed to evaluate whether Lomecel-B can improve immune response to influenza (“flu”) vaccine in subjects with Aging Frailty through measurement of serum antibodies. The two-phase, 59 subject, multicenter, randomized, double-blinded, placebo-controlled study was conducted at 7 hospitals and clinics throughout Florida and Maryland, and was supported in part by a grant from Maryland Stem Cell Research Program (MSCRF) under the Maryland Technology Development Corporation (TEDCO) and the National Institute on Aging (NIA). Additional efficacy measures include assessments of physical strength and endurance, quality-of-life (QOL) and activities of daily living (ADL) assessments, cognitive function, and blood-based biomarkers.

About the Japanese Phase 2 Aging Frailty Trial:

The primary objective of this multi-center study is to assess the effect of Lomecel-B treatment on exercise tolerance and endurance via the six-minute walk test (6MWT). Additional endpoints included gait speed, grip strength, short physical performance battery (SPPB), Performance Oriented Mobility Assessment (POMA; measures subject’s risk of falling), the Falls Efficacy Scale (measures subject’s fear of falling), depression, sexual function, cognition, and various patient reported outcomes (PROs) and activities of daily living (ADLs), and blood-based biomarkers. The trial has a target enrollment of 45 subjects, randomized in a 1:1:1 ration to receive a single peripheral intravenous infusion of Lomecel-B (50 million cells, 100 million cells, or placebo), followed by a 6 month observation period to evaluate safety and efficacy.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "believe," "expects," "may," "looks to," "will," "should," "plan," "intend," "on condition," "target," "see," "potential," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed March 30, 2021. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Brendan Payne

Stern Investor Relations

Tel: (212) 362-1200

Email: Brendan.payne@sternir.com

Source: Longeveron Inc
Source: LGVN

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Since the corporate conversion to a Delaware “C” corporation occurred on February 11, 2021, as part of the IPO, the Financial Statements presented for March 31, 2021 and December 31, 2020 are presented as a C corporation and as a limited liability company (LLC), respectively.

LONGEVERON INC

SELECTED CONDENSED BALANCE SHEET DATA

(In thousands, except per share data) (Unaudited)

	March 31, 2021	December 31, 2020
Cash	$24,461	$816
Total assets	32,432	9,240
Total liabilities	5,937	7,283
Total members’ equity and stockholders’ equity	26,495	1,957

LONGEVERON INC

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Revenues:
Grant revenue	$211	$946
Clinical trial revenue	165	762
Total revenues	376	1,708
Costs of revenues	227	896
Gross profit	149	812

Operating expenses:
General and administrative	2,201	686
Research and development	1,350	289
Selling and marketing	56	50
Total operating expenses	3,607	1,025

Loss from operations	(3,458)	(213)
Other income and (expenses)
Forgiveness of Paycheck Protection Program loan	300	-
Other income, net	47	-
Total other income and (expenses), net	347	-

Net loss	$(3,111)	$(213)
Basic and diluted net loss per share	$(0.18)	$-
Basic and diluted weighted average common shares outstanding	17,491,066	-

Source: Longeveron Inc

Source: LGVN